Exhibit 10.2

Richard Pyontek

16 Alden Circle

West Caldwell, NJ 07006

June 24, 2011

Dear Rick:

We are pleased to confirm our offer and your acceptance of the Director of Accounting position with SYMS. In this capacity you will report directly to Sissy Geiger, VP, Controller. Please review the following employment arrangements:

Start date:	July 18, 2011

Base Compensation:	An annualized salary of $160,000, paid through bi-weekly payroll periods.

Vacation:	One week (August 22 – 26) for the remainder of calendar year 2011; three weeks annually effective January 1, 2012.

Benefits:	Your benefits will include those normally accorded exempt salaried co-workers of SYMS Corp. A benefits package will be sent to you under separate cover; we will review your benefits plan in detail upon your start date. However, if you have questions prior please feel free to contact me at (201) 902-9600, ext 166.

Severance:	You will be entitled to severance equal to three months salary should your employment be terminated without cause due to a sale of the company.

This offer in no way changes your status as an at-will employee as set forth in our Co-worker Handbook. Please fax the signed acceptance to (201) 902-0758. If I can answer any questions please feel free to call me.

Sincerely,
/s/ Ann M. Keefe
Ann M. Keefe
Senior Vice President, Human Resources

Accepted:	/s/ Richard Pyontek	Date:	6/28/11
Richard Pyontek